CONTACT: Sarah Hofstetter Net2Phone Corporate Communications 973-438-3838/ sarah@net2phone.com

Net2Phone Files 10-Q for Second Quarter Fiscal 2005

Newark, NJ – March 22, 2005 – Net2Phone, Inc. (NASDAQ: NTOP) today announced that it has filed its Quarterly Report on Form 10-Q for the second quarter ended January 31, 2005. The filing was made within the 5-day extension period permitted under rule 12b-25 of the Securities Exchange Act of 1934.

The company has not amended any of its previously filed Form 10-Q or 10-K reports as it concluded that no restatement of prior period financial statements was required. The company has adjusted the preliminary financial information released by the company on March 9, 2005. These adjustments, along with the company’s results for the second quarter ended January 31, 2005, are discussed in detail in the Form 10-Q filed yesterday with the Securities and Exchange Commission.

Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As a leader in turn-key hosted VoIP telephony services, Net2Phone has routed billions of VoIP minutes globally, servicing more than 100,000 users in the US as well as hundreds of thousands of more overseas. Net2Phone provides partners with a SIP-based broadband telephony solution, calling cards, prefix dialing and enterprise services in over 100 countries. Net2Phone's PacketCable platform provides cable operators with the ability to deliver a high quality primary line service with features such as emergency calling. For more information about Net2Phone's products and services, please visit www.net2phone.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward- looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect the Company's results include, but are not limited to, the Company's ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act and the rules and regulations adopted pursuant thereto, the Company's ability to expand its customer base, the Company's ability to develop additional and leverage its existing distribution channels for its products and solutions, dependence on strategic and channel partners including their ability to distribute the Company's products and meet or renew their financial commitments, the Company's ability to address international markets, the effectiveness of the Company's sales and marketing activities, the acceptance of the Company's products in the marketplace, the timing and scope of deployments of the Company's products by customers, fluctuations in customer sales cycles, customers' ability to obtain additional funding, technical difficulties with respect to the Company's products or products in development, the need for ongoing product development in an environment of rapid technological change, the emergence of new competitors in the marketplace, the Company's ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation, the Company's ability to manage growth, obtain patent protection, and obtain additional funds, general economic conditions and other risks discussed in this Press Release and in the Company's filings with the Securities and Exchange Commission. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statement or risk factors.